UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2010

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Jiron Caracas 2226, Jesús María, Lima 11, Peru	____________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +51-1-989-184706

________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 21, 2010, Mr. Kenneth Phillippe resigned as our Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Secretary and Treasurer.  Subsequently on July 24, 2010, the board of directors appointed Mr. Tony Langford to fill the positions of Chief Financial Officer, Principal Financial Officer, Secretary and Treasurer formerly held by Mr. Phillippe.  There was no known disagreement with Mr. Phillippe  on any matter relating to the Company’s operations, policies or practices.

There are no family relationships between Mr. Langford and any other of our directors or executive officers.

Mr. Langford has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, we do not have any employment agreement with Mr. Langford.

Mr. Langford is President of The Langford Group, Inc., a professional services firm providing financial accounting services to small and middle market public companies, and the Chief Operating Officer of 123Edgar Direct.  He previously served as the Chief Financial Officer of Home School Holdings, Inc., from May 2009 to June 2010.  Mr. Langford was a Technical Consultant with Spherion Corporation from January 2007 through August 2008 and was assigned to projects within the global information technology organization of an insurance-based financial services provider which is based in the EU.  Prior to that, he held the position of Director of Information Technology with Siemens Medical Solutions, USA from July 2001 through October 2006.

Mr. Langford is a Certified Public Accountant in the State of Illinois and is a member of the American Institute of Certified Public Accountants (AICPA) and the Illinois CPA Society (ICPAS).  Mr. Langford earned his Bachelors of Science in Commerce from DePaul University, Chicago IL in 1989.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 26, 2010

Amazon Goldsands Ltd.

/s/ Robert Van Tassell
Name:      Robert Van Tassell
Title:        Director